EXHIBIT 21
SUBSIDIARIES OF SUPERCONDUCTOR TECHNOLOGIES INC.
Conductus, Inc., a Delaware corporation
STI Investments Limited, a British Virgin Islands company
Superconductor Investments (Mauritius) Limited, a Mauritius company